UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 31, 2007
(Date of Earliest Event Reported)

On Assignment, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-20540	95-4023433
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

26651 West Agoura Road, Calabasas, California		91302
(Address of Principal Executive Offices)		(Zip Code)

(818) 878-7900
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c)

Item 2.01               Completion of Acquisition or Disposition of Assets

On January 31, 2007, On Assignment, Inc., a Delaware corporation (“On Assignment”), completed its acquisition of Oxford Global Resources, Inc. (“Oxford”), pursuant to an Agreement and Plan of Merger, dated as of January 3, 2007, as amended January 30, 2007 (the “Agreement”), by and among On Assignment, On Assignment 2007 Acquisition Corp., a Delaware and a wholly-owned subsidiary of On Assignment, Oxford and Thomas F. Ryan, as Indemnification Representative.  On Assignment paid approximately $190.0 million in cash and $10.0 million in common stock for a total purchase price of approximately $200.0 million.  In addition, those who were shareholders of Oxford prior to the acquisition have the opportunity to achieve an earn-out of up to $12.0 million based on Oxford’s 2007 and 2008 performance.

Oxford is a leading provider of high-end information technology and engineering staffing services. The acquisition provides On Assignment with entry into the large and growing market for information technology and engineering staffing services and adds a fourth segment to On Assignment’s existing Healthcare, Lab Support and recently acquired Vista physician staffing businesses.

Item 9.01               Financial Statements and Exhibits

(a)  Financial Statements of Business Acquired  The financial statements of Oxford required by this item are not included with this report of the completed acquisition under Item 2.01.  The required financial statements will be filed by amendment not later than 71 calendar days after the date this Form 8-K was required to be filed.

(b)  Pro Forma Financial Information.  The pro forma financial statements of Oxford required by this item are not included with this report of the completed acquisition under Item 2.01.  The required pro forma financial statements will be filed by amendment not later than 71 calendar days after the date this Form 8-K was required to be filed.

(c)  Shell Company Transactions.  Not applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: February 6, 2007	By:	/s/ James Brill
		Name:	James Brill
		Title:	Senior Vice President of Finance and CFO